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Press Release
For Immediate Release

                                                                                                                                     Contact:   D. Linn Wiley
                                                                                                                                                       President and CEO
                                                                                                                                                       (909) 980-4030

Jacoby Named Director of CVB Financial Corp.

Ontario, CA, September 22, 2005 - CVBF (NASDAQ)    Robert M. Jacoby was appointed a Director of CVB Financial Corp. at the regularly scheduled Board of Directors Meeting on September 21, 2005. He was also named a Director of Citizens Business Bank. Citizens Business Bank is the wholly owned banking subsidiary of CVB Financial Corp.

“We are delighted to have someone with Bob’s extensive financial background joining our Board of Directors,” stated George Borba, Chairman of the Board of CVB Financial Corp. and Citizens Business Bank. “He will be an outstanding addition and provide further strength for the future of our company.”

Jacoby is a Certified Public Accountant. He has operated his own accounting practice for the past thirteen years. Prior to 1992, he was with the accounting firm of Grant Thornton for 21 years. He was a partner for eleven years. While at Grant Thornton, he specialized in banking, manufacturing and distribution. Jacoby is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Jacoby was previously the engagement partner for Grant Thornton when they were the accountants for Chino Valley Bank. Grant Thornton served as the auditor for Chino Valley Bank from 1974 to 1987. Chino Valley Bank is the predecessor company to CVB Financial Corp. and Citizens Business Bank. He was the engagement partner for CVB Financial Corp. from 1981 to 1987. Jacoby was a Director of First American Bank in Rosemead, California for thirteen years. First American Bank was acquired by First Community Bancshares earlier this year.

CVB Financial Corp., with $4.98 billion in assets, operates Citizens Business Bank. Citizens Business Bank is the largest bank headquartered in the Inland Empire. It is a dominant community bank in the Inland Empire, Los Angeles County, Orange County and Central Valley areas of California. The Citizens Business Bank Wealth Management Group has over $2.5 billion in assets under administration. The Company also operates Golden West Financial Services. Golden West Financial Services provides auto leasing, equipment leasing and real estate loan brokerage services.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For more information, please visit our website at www.cbbank.com.